Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS

FISCAL 2020 FIRST QUARTER RESULTS

Dayton, Ohio, (May 28, 2020) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2020 first quarter (“Q1 ’20”) ended April 30, 2020. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call:	212/271-4615

Webcast / Replay URL:	www.rexamerican.com/Corp/Page4.aspx

The webcast will be available for replay for 30 days.

REX American Resources’ Q1 ’20 results principally reflect its interests in six ethanol production facilities and its refined coal operation. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, as is the refined coal entity, while those of its four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates. The Company reports results for its two business segments as ethanol and by-products, and refined coal.

REX’s Q1 ’20 net sales and revenue were $83.3 million, compared with $104.6 million in Q1 ’19. The year-over-year net sales and revenue decline was primarily due to a decrease in ethanol gallons sold and overall lower production due to the temporary idling of the NuGen plant. Primarily reflecting these factors, as well as an 11.3% year-over-year increase in corn prices and a lower of cost or net realizable value inventory valuation adjustment of approximately $9.1 million, partially offset by a $3.1 million hedge gain, the Company recorded a gross loss for its ethanol and by-products segment in Q1 ’20 of $8.2 million, compared with a gross profit of $6.1 million in Q1 ’19. As a result, the ethanol and by-products segment loss before income taxes was $12.4 million in Q1 ’20, compared to income of $3.2 million in Q1 ’19. The Company’s refined coal operation incurred a $1.1 million gross loss and a $0.8 million loss before income taxes in Q1 ’20, compared to a $2.5 million gross loss and a loss before income taxes of $2.7 million in Q1 ’19. REX reported a Q1 ’20 loss before income taxes and non-controlling interests of $13.7 million, compared with income before income taxes and non-controlling interests of $0.2 million in the comparable year ago period. While the refined coal operation negatively impacted gross profit and income before income taxes, it contributed a tax benefit of $1.0 million and $3.9 million for Q1 ’20 and Q1 ’19, respectively. The year-over-year decline in the refined coal gross loss, loss before taxes and reduced year-over-year tax benefits are related to lower production levels.

Net loss attributable to REX shareholders in Q1 20 was $7.6 million, compared to net income attributable to REX shareholders of $2.8 million in Q1 ’19. Q1 ’20 basic and diluted net loss per share attributable to REX common shareholders was $1.21, compared to net income per share of $0.45 in Q1 ’19. Per share results in Q1 ’20 and Q1 ’19 are based on 6,304,000 and 6,315,000 diluted weighted average shares outstanding, respectively.

REX American Resources Q1 ’20 Results, 5/28/20	page 2

Segment Income Statement Data:

	Three Months Ended
($ in thousands)	April 30,
	2020	2019
Net sales and revenue:
Ethanol & By-Products (1)	$83,235	$104,453
Refined coal (2) (3)	15	122
Total net sales and revenue	$83,250	$104,575

Gross (loss) profit:
Ethanol & By-Products (1)	$(8,223)	$6,115
Refined coal (2)	(1,107)	(2,469)
Total gross (loss) profit	$(9,330)	$3,646

(Loss) income before income taxes:
Ethanol & By-Products (1)	$(12,351)	$3,205
Refined coal (2)	(847)	(2,676)
Corporate and other	(545)	(362)
Total (loss) income before income taxes	$(13,743)	$167

Benefit (provision) for income taxes:
Ethanol & By-Products	$4,161	$(486)
Refined coal	959	3,946
Corporate and other	193	88
Total benefit for income taxes	$5,313	$3,548

Segment (loss) profit:
Ethanol & By-Products	$(7,433)	$1,709
Refined coal	150	1,386
Corporate and other	(352)	(274)
Net (loss) income attributable to REX common shareholders	$(7,635)	$2,821
(1)	Includes results attributable to non-controlling interests of approximately 25% for One Earth and approximately 1% for NuGen.
(2)	Includes results attributable to non-controlling interests of approximately 5%.
(3)	Refined coal sales are reported net of the cost of coal.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “The first quarter of fiscal 2020 marked one of the more challenging periods we have encountered in ethanol production as the onset of the Covid-19 pandemic, decline in ethanol pricing and corn supply shortages had a significant impact on our business and ability to operate certain production facilities. As such, we made the strategic decision to temporarily idle operations at our NuGen and One Earth plants in order to help preserve our strong financial and liquidity position.

“I am pleased to report that while we continue to face a challenging operating environment, conditions have improved as Covid-19 restrictions have begun to be lifted and ethanol pricing has begun to recover. As a result, we are now in the process of reopening the One Earth plant. As we move forward, we will remain disciplined in our operating approach and focus on adapting our resources to this fluid and uncertain operating dynamic to ensure that we operate as efficiently as possible, including bringing our NuGen plant back online when appropriate. We are well positioned to leverage near- and long-term opportunities to enhance shareholder value, including recent repurchases of over 108,000 REX common shares. We believe our robust balance sheet, including cash, cash equivalents and short-term investments in excess of $196 million, working capital of $227 million and no bank debt positions REX well to emerge strongly as economic and industry conditions improve.”

REX American Resources Q1 ’20 Results, 5/28/20	page 3

Balance Sheet

At April 30, 2020, REX had cash and cash equivalents and short-term investments of $196.4 million, $59.0 million of which was at the parent company, and $137.4 million of which was at its consolidated production facilities. This compares with cash, cash equivalents and short-term investments at January 31, 2020, of $205.7 million, $62.3 million of which was at the parent company, and $143.4 million of which was at its consolidated ethanol production facilities.

During the first quarter of fiscal 2020, the Company purchased 78,140 shares at an average cost of $50.20. Subsequent to quarter end, the Company bought an additional 30,536 at an average cost of $54.60. REX is now authorized to repurchase up to 241,185 shares of its common stock. The Company currently has 6,184,646 shares outstanding.

The following table summarizes select data related to REX’s
consolidated alternative energy interests:

	Three Months Ended
	April 30,
	2020	2019
Average selling price per gallon of ethanol	$1.25	$1.27
Average selling price per ton of dried distillers grains	$145.64	$142.02
Average selling price per pound of non-food grade corn oil	$0.25	$0.25
Average selling price per ton of modified distillers grains	$65.82	$65.75
Average cost per bushel of grain	$3.93	$3.53
Average cost of natural gas (per mnbtu)	$3.93	$3.66

Supplemental data related to REX’s alternative energy interests:

REX American Resources Corporation Ethanol Ownership Interests/Effective Annual Gallons Shipped as of April 30, 2020 (gallons in millions)
Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC (Gibson City, IL)	138.3	75.2%	104.0
NuGen Energy, LLC (Marion, SD)	84.0	99.5%	83.6
Big River Resources West Burlington, LLC (West Burlington, IA)	113.7	10.3%	11.7
Big River Resources Galva, LLC (Galva, IL)	121.8	10.3%	12.5
Big River United Energy, LLC (Dyersville, IA)	131.6	5.7%	7.5
Big River Resources Boyceville, LLC (Boyceville, WI)	60.6	10.3%	6.2
Total	650.0	n/a	225.5

REX American Resources Q1 ’20 Results, 5/28/20	page 4

First Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the quarterly financial results and host a question and answer session. The dial in number for the audio conference call is 212/271-4615 (domestic and international callers).

Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com/Corp/Page4.aspx. A webcast replay will be available for 30 days following the live event at www.rexamerican.com/Corp/Page4.aspx.

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 650 million gallons of ethanol over the twelve-month period ended April 30, 2020. REX’s effective ownership of the trailing twelve-month gallons shipped (for the twelve months ended January 31, 2020) by the ethanol production facilities in which it has ownership interests was approximately 226 million gallons. In addition, the Company acquired a refined coal operation on August 10, 2017. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, non-food grade corn oil, gasoline and natural gas, ethanol and refined coal plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:
Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500
rex@jcir.com

- statements of operations follow -

REX American Resources Q1 ’20 Results, 5/28/20	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three Months Ended
	April 30,
	2020	2019
Net sales and revenue	$83,250	$104,575

Cost of sales	92,580	100,929

Gross (loss) profit	(9,330)	3,646

Selling, general and administrative expenses	(4,605)	(4,732)

Equity in (loss) income of unconsolidated ethanol affiliates	(477)	126

Interest and other income, net	669	1,127

(Loss) income before income taxes and non-controlling Interests	(13,743)	167

Benefit for income taxes	5,313	3,548

Net (loss) income including non-controlling interests	(8,430)	3,715

Net loss (income) attributable to non-controlling interests	795	(894)

Net (loss) income attributable to REX common shareholders	$(7,635)	$2,821

Weighted average shares outstanding – basic and diluted	6,304	6,315

Basic and diluted net (loss) income per share attributable to REX common shareholders	$(1.21)	$0.45

- balance sheets follow -

REX American Resources Q1 ’20 Results, 5/28/20	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)
Unaudited

	April 30, 2020	January 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$163,771	$179,658
Restricted cash	1,410	1,113
Short-term investments	32,601	26,073
Accounts receivable	2,772	12,969
Inventory	27,268	35,634
Refundable income taxes	9,689	6,029
Prepaid expenses and other	9,627	9,659
Total current assets	247,138	271,135
Property and equipment-net	163,132	163,327
Operating lease right-of-use assets	16,689	16,173
Deferred taxes	18.344	17,061
Other assets	753	342
Equity method investment	29,982	32,464
TOTAL ASSETS	$476,038	$500,502
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$7,386	$18,900
Current operating lease liabilities	5,287	4,935
Accrued expenses and other current liabilities	7,196	7,764
Total current liabilities	19,869	31,599
LONG TERM LIABILITIES:
Deferred taxes	3,868	4,334
Long-term operating lease liabilities	10,898	10,688
Other long-term liabilities	136	275
Total long-term liabilities	14,902	15,297
COMMITMENTS AND CONTINGENCIES EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	148,821	148,789
Retained earnings	579,350	586,985
Treasury stock, 23,639 and 23,561 shares, respectively	(338,982)	(335,066)
Total REX shareholders’ equity	389,488	401,007
Non-controlling interests	51,779	52,599
Total equity	441,267	453,606
TOTAL LIABILITIES AND EQUITY	$476,038	$500,502

- statements of cash flows follow -

REX American Resources Q1 ’20 Results, 5/28/20	page 7

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three Months Ended April 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(8,430)	$3,715
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	5,315	6,292
Amortization of operating lease right-of-use assets	1,347	1,333
Stock based compensation expense	39	128
Loss (income) from equity method investments	477	(126)
Dividends received from equity method investments	2,005	-
Interest income from investments	(125)	(25)
Deferred income tax	(1,748)	(3,619)
Gain on disposal of property and equipment	(3)	-
Changes in assets and liabilities:
Accounts receivable	10,197	(285)
Inventory	8,366	(1,673)
Prepaid expenses and other assets	(3,759)	(75)
Accounts payable-trade	(11,934)	(760)
Other liabilities	(2,008)	(3,365)
Net cash (used in) provided by operating activities	(261)	1,540
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,700)	(632)
Purchases of short-term investments	(19,237)	-
Sales of short-term investments	12,834	15,000
Other	(278)	7
Net cash (used in) provided by investing activities	(11,381)	14,375
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(3,923)	-
Payments to noncontrolling interests holders	(35)	(87)
Capital contributions from minority investor	10	146
Net cash (used in) provided by financing activities	(3,948)	59
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(15,590)	15,974
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-Beginning of period	180,771	188,812
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-End of period	$165,181	$204,786

Non cash financing activities – Stock awards accrued	$-	$91
Non cash investing activities – Accrued capital expenditures	$457	$147
Initial operating lease right-of-use assets and liabilities recorded upon adoption of ASC 842	$-	$20,918
Operating lease right-of-use assets acquired and liabilities assumed upon lease execution	$1,863	$-

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